Exhibit No. 99.1


      GLOBAL GOLD ANNOUNCES INITIAL ANALYST COVERAGE BY DEFOE CAPITAL LTD

Greenwich, CT-- March 19, 2008 - Global Gold Corporation (OTCBB-GBGD) is pleased to announce that Defoe Capital Ltd. has initiated coverage of the Company with a Speculative Buy and 12-month upside potential of $1.32 per share.

Research coverage on the Company was initiated by analyst Veronika Karapetyan. The research report is being made available to the public for no charge on the Company's website as well as Defoe Capital Ltd's website, www.defoecapital.com/gbgd.html . No monetary payments were received by Defoe Capital Ltd from Global Gold Corporation or any other parties for the creation and dissemination of research reports related to Global Gold Corporation.

Global Gold Corporation, an international gold mining, development and exploration company with properties in Armenia, Chile and Canada, is committed to building shareholder value and maintaining social and environmental responsibilities. Minera Global Chile Limitada is a subsidiary through which Global Gold does all of its business in Chile. Global Gold Mining LLC operates in Armenia as a subsidiary of Global Gold Corporation. Global Gold Uranium LLC, a wholly owned subsidiary of Global Gold Corporation, is engaged in the exploration for and development of uranium deposits in the province of Newfoundland and Labrador.

More information can be found at www.globalgoldcorp.com .

Defoe Capital is the global investment banking unit of Defoe Fournier & Cie. focused on merchant banking, corporate advisory, capital markets, real estate and fund management. With over 75 associates worldwide, Defoe Capital serves small and middle market companies looking for un-conflicting advice and assistance on their most pressing issues. Dating back to Defoe Fournier & Cie. roots first established in 1824, Defoe Capital adheres to the business principles acquired over more than 180 years of heritage. Defoe Capital is partly owned by its investment bankers / partners, enabling them to take an owner's approach to business.

More information can be found at www.defoecapital.com .

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.


Contact Information:

Andrew Barwicki, Investor Relations
203-422-2320